Exhibit 99.1
Kimball Electronics Releases 2024 Annual Sustainability Report
JASPER, Ind., March 31, 2025 -- (BUSINESS WIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced the release of its 2024 Guiding Principles Report, which includes the company’s annual sustainability disclosures. Themed “Strategically Focused,” the Report outlines progress on environmental, social, and governance (ESG) initiatives and reflects the company’s continued focus on the issues that matter most—where it can make a meaningful and lasting difference for people and the environment, while supporting long-term business success.
About the Report
Now in its sixth edition, the Report reflects how Kimball Electronics integrates sustainability into every area of its business, guided by its Guiding Principles: Customers, People, Citizenship, and Profits. For the 2024 reporting period, the company applied the principle of double materiality in alignment with the EU’s Corporate Sustainability Reporting Directive (CSRD) and the European Sustainability Reporting Standards (ESRS)—which require the disclosure of measurable targets for all identified material ESG matters.
“At the heart of our strategy is a principle we live by: ‘Control What We Can Control.’ This mindset sharpens our ESG focus and reinforces the values embedded in our Guiding Principles,” said Richard Phillips, CEO. “I’m proud of how we continue to align our sustainability efforts with the needs of our stakeholders and the future of our business.”
Key Highlights
•Climate Action: 42% absolute reduction in Scope 1 and 2 GHG emissions since 2019; 2030 science-based targets set for Scopes 1, 2, and 3, with a commitment to net zero by 2050.
•Renewable Energy: Target for all locations to operate using 100% renewable electricity by 2030.
•Zero Waste: 2030 goal to divert over 90% of waste from landfill and reduce hazardous waste intensity by 25%.
•Equal Treatment & Opportunities for All: 2030 goal to ensure equal treatment and opportunities for all employees, supported by inclusive hiring, equitable pay, global training access, flexible work options, and a strong focus on employee wellbeing.
•Governance & Accountability: Executive compensation tied to achievement of sustainability goals and maintaining strong ESG ratings.
•Community Investment: Commitment to donate 1% of fiscal year adjusted net income annually.
•Ongoing Progress: Continued efforts to strengthen responsible sourcing practices, enhance water stewardship, and maintain an excellent safety record through a global focus on prevention and continuous improvement.
Availability
The 2024 Guiding Principles Report, which serves as Kimball Electronics’ annual sustainability report, is available on the Kimball Electronics Sustainability webpage. The Report has been externally assured to validate the accuracy and integrity of the disclosed performance and targets.
About Kimball Electronics, Inc.
Kimball Electronics is a global, multifaceted manufacturer offering Electronics Manufacturing Services (EMS) and Contract Manufacturing Organization (CMO) solutions to customers around the world. From our operations in the United States, China, Mexico, Poland, Romania, and Thailand, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
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